Exhibit 10.1
RESTATED STOCK OPTION GRANT PROGRAM
FOR
NONEMPLOYEE DIRECTORS UNDER THE
AQUANTIVE, INC.
RESTATED 1999 STOCK INCENTIVE COMPENSATION PLAN
(as amended by the Board of Directors effective March 22, 2007)
     The following provisions set forth the terms of the stock option grant program (the “Program”) for nonemployee directors of aQuantive, Inc. (the “Company”) under the Company’s Restated 1999 Stock Incentive Compensation Plan (the “Plan”). The following terms are intended to supplement, not alter or change, the provisions of the Plan, and in the event of any inconsistency between the terms contained herein and in the Plan, the Plan shall govern. All capitalized terms that are not defined herein shall be as defined in the Plan.
     1. Eligibility
     Each director of the Company elected or appointed who is not otherwise an employee of the Company or any Subsidiary (an “Eligible Director”) shall be eligible to receive Initial Grants and Annual Grants under the Plan, as discussed below.
     2. Initial Grants
     A Nonqualified Stock Option to purchase 15,000 shares of Common Stock (“Initial Grant”) shall be granted to each Eligible Director upon such Eligible Director’s initial election or appointment to the Board. Initial Grants shall vest and become exercisable in equal installments on the first, second and third anniversaries of the Grant Date, assuming continued service on the Board for such period.
     3. Annual Grants
     Each Eligible Director shall automatically receive a Nonqualified Stock Option to purchase 10,000 shares of Common Stock immediately following each year’s Annual Meeting (each, an “Annual Grant”); provided that any Eligible Director who received an Initial Grant within three months prior to an Annual Meeting shall not receive an Annual Grant until immediately following the second Annual Meeting after the date of such Initial Grant. Annual Grants shall fully vest and become exercisable on the earlier of (a) the first anniversary of the date of grant, or (b) the date of the next following Annual Meeting, so long as that date is no more than 60 days earlier than the date of the Annual Meeting on which the Annual Grant was granted, in each case assuming continued service on the Board for such period.
     4. Option Exercise Price
     The exercise price of an Option shall be the Fair Market Value of the Common Stock as applicable, on the date of grant.
     5. Manner of Option Exercise
     An Option shall be exercised by giving the required notice to the Company, stating the number of shares of Common Stock with respect to which the Option is being exercised, accompanied by payment in full for such Common Stock, which payment may be in whole or in part (a) in cash or check, (b) in shares of Common Stock, owned by the Eligible Director for at least six months (or any shorter period necessary to avoid a charge to the Company’s earnings for financial reporting purposes) having a Fair Market Value on the day prior to the exercise date equal to the aggregate Option exercise price, or (c) if and so long as the Common Stock is registered under the Exchange Act, by delivery of a properly executed exercise notice, together with irrevocable instructions to a broker, to properly deliver to the Company the amount of sale or loan proceeds to pay the exercise price, all in accordance with the regulation of the Federal Reserve Board.
     6. Term of Options
     Each Option shall expire seven years from the date of grant thereof, but shall be subject to earlier termination as follows:
     (a) In the event that an Eligible Director ceases to be a director of the Company for any reason, the unvested portion of any Option granted to such Eligible Director shall terminate immediately and the vested portion of the Option may be exercised by the Eligible Director only within one year after the date he or she ceases to be a director of the Company or prior to the date on which the Option expires by its terms, whichever is earlier.
     (b) In the event of the death of an Eligible Director, the unvested portion of any Option granted to such Eligible Director shall terminate immediately and the vested portion of the Option may be exercised only within one year after the date of death of the Eligible Director or prior to the date on which the Option expires by its terms, whichever is earlier, by the personal representative of the Eligible Director’s estate, the person(s) to whom the Eligible Director’s rights under the Option have passed by will or the applicable laws of descent and distribution or the beneficiary designated pursuant to Section 11 of the Plan.
     7. Corporate Transactions
     In the event of any Corporate Transaction, other than a Related Party Transaction, each Initial and Annual Grant that is at the time outstanding shall automatically accelerate so that each such grant shall, immediately prior to the specified effective date for the Corporate Transaction, become fully vested and exercisable. Notwithstanding the foregoing, such acceleration shall not occur if, in the opinion of the Company’s outside accountants, it would render unavailable “pooling of interest” accounting for a Corporate Transaction that would otherwise qualify for such accounting treatment.
     8. Amendment
     The Board may amend the provisions contained herein in such respects as it deems advisable. Any such amendment shall not, without the consent of the Eligible Director, impair or diminish any rights of an Eligible Director or any rights of the Company under an Option.
     Provisions of the Plan (including any amendments) that were not discussed above, to the extent applicable to Eligible Directors, shall continue to govern the terms and conditions of Options granted to Eligible Directors.
     9. Effective Date
     The Program shall become effective on the day shares of the Common Stock are first offered to the public in an underwritten initial public offering pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission.